                                                                  Exhibit 4.2.21


                                  AMENDMENT OF
                               1992 NOTE AGREEMENT


      This Amendment of 1992 Note Agreement ("Amendment"), entered into as of November 9, 2001, by and among CONE MILLS CORPORATION (the "Company") and THE PRUDENTIAL INSURANCE COMPANY OF AMERICA (the "Noteholder").

      WHEREAS, the parties hereto have executed and delivered that certain Note Agreement dated as of August 13, 1992 (as previously amended and as it may be further amended, modified or supplemented, the "Note Agreement");

      WHEREAS, the Company has requested that certain amendments be made to the Note Agreement and the Notes;

      WHEREAS, Noteholder is willing to enter into this Amendment subject to the satisfaction of conditions and terms set forth herein;

      WHEREAS, capitalized terms used herein and not otherwise defined shall have the meanings set forth in the Note Agreement (as amended by this Amendment); and

      NOW, THEREFORE, in consideration of the foregoing and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

      1.   Amendments to Note Amendment.

      1A. Paragraph 1 of the Note Agreement. Paragraph 1 of the Note Agreement is amended by replacing the words "the rate of 8.00% per annum" with the words "the Applicable Rate".

      1B.  Paragraph 4A of the Note Agreement.

      (a) The last sentence of subparagraph (i) of Paragraph 4A of the Note Agreement is amended in its entirety to read as follows:

           "The remaining principal amount of the Notes, together with interest accrued thereon, shall become due on January 15, 2003, the maturity date of the Notes."

      (b) Subparagraph (ii) of Paragraph 4A of the Note Agreement is amended in its entirety to read as follows:

           "(ii) Certain Proceeds. (A) The Company shall prepay each Note in an amount equal to (I) such Note's pro rata share of (x) the Net Proceeds of each Capital Market Transaction of the Company or any Subsidiary (other than securities issued to the Company or another Subsidiary) permitted hereunder, (y) the Net Proceeds of any Asset Dispositions described in clause (vii) of the definition of "Permitted Asset Dispositions" and (z) the Net Proceeds of any Asset Dispositions described in clause (viii) of the definition of "Permitted Asset Dispositions", and (II) 100% of the proceeds of any other Sharing Payment (as defined in the Senior Debt Intercreditor Agreement) received by any holder of a Note from time to time, in any case together with Yield-Maintenance Amount.

           (B) The amount of all prepayments pursuant to clause (A) above shall be made (x) ratably to each holder of a Note and (y) ratably to the agent under the Credit Agreement for the ratable benefit of the lenders thereunder. For purposes of this subparagraph (ii), each Note's pro rata share shall equal such Note's Senior Pro Rata Share (as defined in the Intercreditor Agreement)."

      (c) A new subparagraph (iii) is added to Paragraph 4A of the Note Agreement, stating in its entirety as follows:

           "(iii) Revolving Credit Commitment Reductions. (A) The Company shall prepay, without any Yield-Maintenance Amount, each Note in an amount equal to such Note's pro rata share of the following amounts on the following dates (such dates and amounts representing scheduled mandatory prepayments of principal under Section 2.1(g) of the Credit Agreement):

           Date                                      Amount
           ----                                      ------

           November 9, 2001                        $1,000,000

           May 15, 2002                            $2,500,000

           June 30, 2002                           $2,500,000

           August 15, 2002                         $2,500,000

           September 30, 2002                      $2,500,000.

           (B) The amount of all prepayments pursuant to clause (A) above shall be made (x) ratably to each holder of a Note and (y) ratably to the agent under the Credit Agreement for the ratable benefit of the lenders thereunder. For purposes of this subparagraph
      (iii), each Note's pro rata share shall equal such Note's Senior Pro Rata Share (as defined in the Intercreditor Agreement)."

      (d) A new subparagraph (iv) is added to Paragraph 4A of the Note Agreement, stating in its entirety as follows:

           "(iv) Excess Cash Flow. (A) Within three Business Days after the actual date of delivery to the Noteholder (or, if earlier, within three Business Days after the required date of delivery to the Noteholder hereunder) of the financial statements of the Company and its Subsidiaries (and the related Compliance Certificate) as at
      (I) the end of any Fiscal Year ending after November 9, 2001 (a "Year-End Date") or (II) the end of the second Fiscal Quarter of any Fiscal Year ending after November 9, 2001 (a "Second-Quarter End Date"), the Company shall prepay, without any Yield-Maintenance Amount, each Note in an amount equal to 75% multiplied by such Note's pro rata share of Excess Cash Flow for the Two-Quarter Period ended on such Year-End Date or Second-Quarter End Date (as the case may be).

            (B) The amount of all prepayments pursuant to clause (A) above shall be made (x) ratably to each holder of a Note and (y) ratably to the agent under the Credit Agreement for the ratable benefit of the lenders thereunder. For purposes of this subparagraph
      (iv), each Note's pro rata share each Note's pro rata share shall equal such Note's Senior Pro Rata Share (as defined in the Intercreditor Agreement)."

      1C.  Paragraph 5A of the Note Agreement. The following subparagraphs
(vii), (viii), and (ix) are added to Paragraph 5A of the Note Agreement:

           "(vii) not later than the 15 days after the last Business Day of the Fiscal Year ended December 30, 2001, deliver to the Noteholder a capital and operating expense budget and consolidated financial projections for the Company and its Subsidiaries for the next Fiscal Year, prepared in accordance with GAAP applied on a Consistent Basis;

           (viii) at any time or times requested by the Noteholder, permit the Noteholder (or any other Person satisfactory to the Noteholder in its sole discretion) to conduct a field examination and prepare a written business audit of all inventory, accounts receivables, accounts payable, controls and systems of the Company and its Subsidiaries, in each case such field examination and audit to be performed and prepared at the expense of the Company, provided, however, that, during any period when no Event of Default has occurred and is continuing, the Noteholder (and its representatives) shall not perform and prepare such a field examination and audit more than three (3) times during any Fiscal Year, but provided further that upon the occurrence and during the continuation of any Event of Default, the Noteholder (or its representatives) may perform and prepare such field examinations and audits as often and as many times as the Noteholder (in its sole discretion) shall determine; and

           (ix) the Company authorizes the Collateral Agent, at the Noteholder's request, to obtain a written appraisal or appraisals of all real property, improvements and equipment of the Company and its Subsidiaries (including without limitation the real property identified on Exhibit H attached hereto), such appraisals to be prepared (at the expense of the Company) by an appraiser satisfactory to the Noteholder and such appraisals to be in form and substance satisfactory to the Noteholder."

      1D. Paragraph 5R of the Note Agreement. The following Paragraph 5R is added to the Note Agreement:

           "5R. Account Control Agreements. The Company shall deliver, within 30 days following November 9, 2001, duly executed Account Control Agreements from financial institutions acting as depositary for (as with respect to) the deposit accounts of the Company and the Guarantors (other than the Securitization Deposit Accounts (as defined in the Credit Agreement)) and other than the Imprest/Payroll Accounts (provided that the aggregate amount deposited in the Imprest/Payroll Accounts does not exceed the amounts allowed under this Agreement), in form and substance acceptable to the Required Holders;"

      1E.  Paragraph 6A of the Note Agreement.

      (a) Subparagraph (i) of Paragraph 6A is amended in its entirety to read as follows:

           "(i)   Consolidated Net Worth. Consolidated Net Worth to be less
      than (a) $90,000,000 until through September 30, 2001, (b) $70,000,000 from September 30, 2001 until through December 30, 2001,
      (c) $67,000,000 from December 30, 2001 until through March 31, 2002,
      (d) $67,000,000 from March 31, 2002 until through June 30, 2002, (e)
      $68,000,000 from June 30, 2002 until through September 29, 2002, and
      (f) $68,500,000 from September 29, 2002 until through December 29,
      2002."

      (b)  Subparagraph (ii) of Paragraph 6A is deleted in its entirety

      (c) Subparagraph (iii) of Paragraph 6A is amended in its entirety to read as follows:

           "(iii) Consolidated Interest Coverage Ratio. As of the end of each Four-Quarter Period set forth below the Consolidated Interest Coverage Ratio to be less than that set forth opposite each such period:

                                                  Consolidated Interest
           Four-Quarter Period Ending          Coverage Ratio Must Exceed
           --------------------------          --------------------------

           September 30, 2001                        0.96 to 1.00

           December 30, 2001                         0.73 to 1.00

           March 31, 2002                            0.71 to 1.00

           June 30, 2002                             1.15 to 1.00

           September 29, 2002                        1.34 to 1.00

           December 29, 2002                         1.74 to 1.00"

      (d) Subparagraph (iv) of Paragraph 6A is amended in its entirety to read as follows:

           "(iv) Consolidated EBITDA. As of the end of each Four-Quarter Period set forth below the Consolidated EBITDA to be less than that set forth opposite each such period:


           Four-Quarter Period Ending              Consolidated EBITDA
           --------------------------              -------------------

           September 30, 2001                          $20,500,000

           December 30, 2001                           $15,500,000

           March 31, 2002                              $15,000,000

           June 30, 2002                               $23,500,000

           September 29, 2002                          $29,500,000

           December 29, 2002                          $38,000,000"

      1F. Paragraph 6B of the Note Agreement. Paragraph 6B is amended in its entirety to read as follows:

           "6B.   Capital Expenditures. (i) Make or become committed to
      make U.S. Capital Expenditures which exceed $10,000,000 in any Fiscal Year (on a non-cumulative basis, with the effect that amounts expended in any Fiscal Year may not be carried forward to a subsequent period).

           (ii) Make or become committed to make Mexican Capital Expenditures unless (i) no Default or Event of Default has occurred and is continuing, (ii) such Mexican Capital Expenditures are only for the purpose of purchasing the certain real property in Altamira, Mexico and making certain improvements thereto and (iii) such Mexican Capital Expenditures do not exceed $200,000 in any Fiscal Year (on a non-cumulative basis, with the effect that amounts expended in any Fiscal Year may not be carried forward to a subsequent period)."

      1G. Paragraph 6C(2) of the Note Agreement. Subparagraph (h) of Paragraph 6C(2) of the Note Agreement is amended by deleting the semicolon at the end there of and inserting the following:

           ", and provided further that this clause (h) shall not be deemed to permit any Contingent Obligation (other than Contingent Obligations arising under the Equity Appreciation Rights Agreement and the equity appreciation rights agreement dated as of November 9, 2001 between the Company and the lenders party to the Credit Agreement);"

      1H. Paragraph 6C(3) of the Note Agreement. The Company and the Noteholder agree that each amendment to Sections 10.2 and 10.6 through 10.20, inclusive, of the Credit Agreement, together with amendments to any relevant definitions, contained in the Credit Agreement Amendment (as defined below) shall be incorporated herein by this reference as if set forth herein and shall be in full force and effect.

      1I. Paragraph 6I of the Note Agreement. The following new Paragraph 6I is added to the Note Agreement:

           "6I. Imprest/Payroll Accounts. Permit at any time the aggregate amount on deposit in (a) all Payroll Accounts of the Company and its Subsidiaries to exceed the amount required to pay the next scheduled payroll of such Persons, or (b) all Imprest/Payroll Accounts (other than Payroll Accounts) of the Company and its Subsidiaries to exceed $40,000."

      1J. Paragraph 7A of the Note Agreement. Subparagraph (v) of Paragraph 7A is amended in its entirety to read as follows:

           "(v) the Company fails to perform or observe any agreement contained in paragraphs 5D, 5E, 5L 5M, 5N, 5P, 5Q, 5R or 6 or in the Letter Agreement, dated November 9, 2001, between the Company and you; or"

      1K. Paragraph 10A of the Note Agreement. Paragraph 10A of the Note Agreement is amended by inserting the following defined terms in the appropriate alphabetical in substitution of the corresponding defined terms set forth therein:

           "Called Premium" shall mean, with respect to any Note, the principal of such Note that is to be prepaid pursuant to paragraph 4B or subparagraph (ii) of paragraph 4A or is declared to be immediately due and payable pursuant to paragraph 7A, as the context requires.

           "Settlement Date" shall mean, with respect to the Called Principal of any Note, the date on which such Called Principal is to be prepaid pursuant to paragraph 4B or subparagraph (ii) of paragraph 4A or is declared to be immediately due and payable pursuant to paragraph 7A, as the context requires.

      1L.  Paragraph 10B of the Note Agreement.

      (a) Paragraph 10B to the Note Agreement is amended by inserting the following defined terms in the appropriate alphabetical order and, if applicable, in substitution of the corresponding defined terms set forth therein:

           "Account Control Agreements" means, collectively, agreements as shall be in form and substance acceptable to the Noteholder in its sole discretion among the relevant Credit Party, the Priority Collateral Agent (or the General Collateral Agent and the Designated Collateral Subagent, as applicable) and each depositary bank in which Deposit Accounts (as defined in the Security Agreements) of any Credit Party are located conferring upon the Collateral Agents control (within the meaning of such term as defined in the Article 9 of the UCC) of such Deposit Accounts (other than the Securitization Deposit Accounts and the Imprest/Payroll Accounts) and containing such other terms as shall be acceptable to the Noteholder in its sole discretion, as the same may be amended, supplemented or restated from time to time.

           "Actual Non-Cash LIFO Adjustments" means, with respect to any period, the Non-Cash LIFO Adjustments to income (or loss) of the Company and its Subsidiaries (as determined on a consolidated basis in accordance with GAAP applied on a Consistent Basis), to the extent such adjustments are reflected in the computation of Consolidated EBITDA for such period.

           "Actual PBGC Payments" means, with respect to the Two-Quarter Period ended June 30, 2002, the minimum amount of payments during such period by the Company and its Subsidiaries to their respective pension plans, as required by the PBGC pursuant to the PBGC
      Agreement.

           "Applicable Rate" means 13.70% per annum, provided, that unless the Company shall have entered into an irrevocable Recapitalization Agreement by June 30, 2002 that remains in full force and effect with a Person who was and remains at all relevant times a Permitted Equity Holder, the Applicable Rate at all times after June 30, 2002 shall be 14.20%.

           "Consolidated Net Worth" means, as of any date on which the amount thereof is to be determined, the shareholders' equity of the Company and its Subsidiaries as of that date (excluding from the calculation thereof minimum pension liabilities as determined in accordance with FASB No. 87), determined on a consolidated basis, as reflected on the financial statements of the Company most recently delivered to the Noteholder pursuant to paragraph 5A hereof, provided that Consolidated Net Worth shall be computed and determined in accordance with GAAP applied on a Consistent Basis.

           "Contingent Obligation" means, as to any Person, any direct or indirect liability of that Person with respect to any Indebtedness, lease, dividend, guaranty, letter of credit or other obligation (each a "primary obligation") of another Person (the "primary obligor"), whether or not contingent, (i) to purchase, repurchase or otherwise acquire any such primary obligation or any property constituting direct or indirect security therefor, or (ii) to advance or provide funds (a) for the payment or discharge of any such primary obligation, or (b) to maintain working capital or equity capital of the primary obligor in respect of any such primary obligation or otherwise to maintain the net worth or solvency or any balance sheet item, level of income or financial condition of such primary obligor, or (iii) to purchase property, securities or services primarily for the purpose of assuring the owner of any such primary obligation of the ability of the primary obligor thereof to make payment of such primary obligation, or (iv) otherwise to assure or hold harmless the owner of any such primary obligation against loss or failure or inability to perform in respect thereof. The amount of any Contingent Obligation, to the extent not expressly limited, shall be deemed to be an amount equal to the stated or determinable amount of the primary obligation in respect of which such Contingent Obligation is made or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof.

           "Designated Collateral Subagent" means Bank of America, N.A., not individually but solely in its capacity as designated collateral subagent on behalf of the General Secured Parties hereunder with respect to the General Collateral, pursuant to the terms of the General Collateral Agency Agreement, and its agents, successors and permitted assigns.

           "Equity Appreciation Rights Agreement" means that certain Equity Appreciation Rights Agreement dated as of November 9, 2001, between the Company and the Noteholder, as the same may be amended, supplemented or restated from time to time.

           "Excess Cash Flow" means, with respect to the Company and its Subsidiaries for each Two-Quarter Period ended December 30, 2001, June 30, 2002 and December 29, 2002, the result (if positive) of the following calculation:

                  (a) the difference of (i) Consolidated EBITDA for such period minus (ii) Projected Consolidated EBITDA for such period, plus
                   ----

                  (b) (in the case of the Two-Quarter Period ended June 30, 2002) the difference of (i) Projected PBGC Payments for such period minus (ii) Actual PBGC Payments for such period, plus
           ----

                  (c) the difference of (i) Projected Non-Cash LIFO Adjustments for such period minus (ii) Actual Non-Cash LIFO Adjustments for such period.

           "FASB No. 87" means Statement of Financial Standards No. 87.

           "Imprest/Payroll Accounts" means, collectively, the deposit accounts identified on Exhibit F.

           "Maturity Date" means January 15, 2003.

           "Non-Cash LIFO Adjustments" means non-cash adjustments to income (reflected as a negative amount if a charge, or as a positive amount if a credit) resulting from the use of the "last in-first out" inventory method (as opposed to the "first in-first out" inventory method) in determining the cost of goods sold, all as determined in accordance with GAAP applied on a Consistent Basis.

           "Note Prepayment Amount" means, with respect to any Note at the time any amount thereunder is being prepaid, the unpaid principal balance of such Note on the date of such prepayment and any other amounts then due and owing to the holder of such Note.

           "Payroll Accounts" means, collectively, the Imprest/Payroll Accounts that are identified as payroll accounts in Exhibit F.

           "PBGC" means the Pension Benefit Guaranty Corporation and any successor thereto.

           "PBGC Agreement" means (i) initially, the Memorandum of Understanding dated January 3, 2000 between the Company and the PBGC concerning certain of the Company's Pension Plans and (ii) from and after the execution of definitive documentation thereafter entered into between the Company on substantially the same terms as set forth in such Memorandum of Understanding, such definitive documentation.

           "Permitted Equity Holder" means a Person that (a) in the good faith judgment of the Required Holders has sufficient financial means to perform the terms of a Recapitalization Agreement and (b) is otherwise acceptable to the Required Holders in their sole discretion.

           "Projected Consolidated EBITDA" means, with respect to any Two-Quarter Period, the projected amount of Consolidated EBITDA for such period, as set forth in Exhibit G.

           "Projected Non-Cash LIFO Adjustments" means, with respect to any Two-Quarter Period, the projected amount of Non-Cash LIFO Adjustments for such period, as set forth in Exhibit G.

           "Projected PBGC Payments" means, with respect to the Two-Quarter Period ended June 30, 2002, the projected amount of payments during such period by the Company and its Subsidiaries into their respective pensions plans pursuant to the PBGC Agreement, as such projected amount is set forth in Exhibit G.

           "Recapitalization Agreement" means a written agreement (in form and substance satisfactory to the Required Holders in their sole discretion) between the Company and a Permitted Equity Holder, which agreement requires the Permitted Equity Holder to make a cash equity contribution to the Company on or before January 15, 2003, in an amount sufficient (in the judgment of the Required Holders) to ensure the effective recapitalization of the Company and its Subsidiaries, including the payment all other amounts owed to the Holder of any Note and the amounts owed to the lenders under the Credit Agreement on such date.

           "Related Documents" shall mean the Notes, the Facility Guaranty Agreements, the Security Documents, the Equity Appreciation Rights Agreement, the Account Control Agreements, and any other agreement, instrument or other document executed in connection therewith.

           "Two-Quarter Period" means a period of two full consecutive Fiscal Quarters of the Company and its Subsidiaries, taken together as one accounting period.

      (b) The definition of "Consolidated EBITDA" is amended by deleting the period at the end thereof and adding the following:

           ", all determined on a consolidated basis in accordance with GAAP applied on a Consistent Basis."

      (c) The definition of "Morgan Swap Agreement" is amended by deleting the period at the end thereof and adding the following:

           ", and as terminated on October 4, 2001."

      1M. Exhibit F to the Note Agreement. A new Exhibit F is added to the Note Agreement in the form attached as Exhibit A to this Amendment.

      1N. Exhibit G to the Note Agreement. A new Exhibit G is added to the Note Agreement in the form attached as Exhibit B to this Amendment.

      1O. Exhibit H to the Note Agreement. A new Exhibit H is added to the Note Agreement in the form attached as Exhibit B to this Amendment.

      2. Conditions of Effectiveness. Upon satisfaction of the following, the effective date of this Amendment shall be November 9, 2001 (the "Effective Date"). This Amendment shall become effective when, and only when, (a) the Noteholder shall have received all of the following documents, each (unless otherwise indicated) being dated the date hereof, in form and substance satisfactory to the Noteholder:

           (i) executed originals of each of this Amendment and the Consent of Guarantors, attached hereto;

           (ii) a duly executed Credit Agreement Amendment in form and substance acceptable to the Noteholder under which all conditions have been satisfied and that is in full force and effect;

           (iii) an executed allonge to the Note in the form of Exhibit D hereto, and otherwise acceptable to the Noteholder;

           (iv) executed originals of the Equity Appreciation Rights Agreement, in the form of Exhibit E hereto;

           (v) executed originals of the Letter Agreement, in form and substance satisfactory to the Noteholder, between the Company and the Noteholder;

           (vi) executed originals of an amendment to the Senior Debt Intercreditor Agreement, in form and substance acceptable to the Noteholder;

           (vii) a duly executed letter from General Electric Capital Corporation, in form and substance acceptable to the Noteholder, confirming that the conditions set forth in the securitization agreement with the Company have been satisfied;

           (viii) certified copies of the resolutions of the Board of Directors of the Company authorizing this Amendment and the transactions contemplated thereby;

           (ix) a certificate of the Secretary or an Assistant Secretary of the Company certifying the names and true signatures of the officers authorized to sign this Amendment on behalf of the Company and any other documents to be delivered by the Company hereunder;

           (x) the opinions of counsel to the Company and the Guarantors containing such opinions and in form and substance acceptable to the Noteholder and its counsel; and

           (xi) such other documents, instruments, approvals or opinions as the Noteholder may reasonably request.

      (b) The Company shall have paid to the Noteholder an amendment fee equal to 0.75% of the outstanding principal amount of the Notes.

      (c) The Company shall have paid all costs and expenses (including legal fees) incurred by the Noteholder.

      (d) The representations and warranties contained herein shall be true on and as of the date hereof, and there shall exist on the date hereof no Event of Default or Default; except as disclosed in writing to the Noteholder, there shall exist no material adverse change in the financial condition, business operation or prospects of the Company or its Subsidiaries since December 31, 2000; and the Company shall have delivered to the Noteholder an Officer's Certificate to such effect.

      3.   Representations and Warranties.

      (a) The Company hereby repeats and confirms each of the representations and warranties made by it in (i) the Credit Agreement (it being understood that any reference therein to (1) Lender includes the Noteholder, and (2) Loan Documents includes the Note Agreement and the Notes (as amended hereby) and (ii) paragraph 8H of the Note Agreement, as amended hereby, as though made on and as of the date hereof, with each reference therein to "this Agreement", "hereof", "hereunder", "thereof", "thereunder" and words of like import being deemed to be a reference to the Note Agreement as amended hereby.

      (b)  The Company further represents and warrants as follows:

           (i) The execution, delivery and performance by the Company of this Amendment are within its corporate powers, have been duly authorized by all necessary corporate action and do not contravene (A) its charter or by-laws, (B) law or (C) any legal or contractual restriction binding on or affecting the Company; and such execution, delivery and performance do not or will not result in or require the creation of any Lien upon or with respect to any of its properties.

           (ii) No governmental approval is required for the due execution, delivery and performance by the Company of this Amendment, except for such governmental approvals as have been duly obtained or made and which are in full force and effect on the date hereof and not subject to appeal.

           (iii) This Amendment constitutes the legal, valid and binding obligations of the Company enforceable against the Company in accordance with its terms.

           (iv) There are no pending or threatened actions, suits or proceedings affecting the Company or any of its Subsidiaries or the properties of the Company or any of its Subsidiaries before any court, governmental agency or arbitrator, that may, if adversely determined, materially adversely affect the financial condition, properties, business, operations or prospects of the Company and it Subsidiaries, considered as a whole, or affect the legality, validity or enforceability of the Note Agreement, as amended by this Amendment.

           (v) Other than as disclosed by the Company to the Noteholder in writing, neither the Company nor any of its Subsidiaries is paying or has paid any fee to the banks party to the Credit Agreement or to any other party in connection with the Credit Agreement Amendment.

      4. Consent to Amendment of Credit Agreement. The Required Holders hereby consent to the amendment of the Credit Agreement as set forth in Amendment No. 8 to Credit Agreement dated November 9, 2001 (the "Credit Agreement Amendment").

      5.   Miscellaneous.

      5A. Reference to and Effect on the Note Agreement. (a) Upon the effectiveness of this Amendment, on and after the date hereof each reference in the Note Agreement to "this Agreement", "hereunder", "hereof" or words of like import referring to the Note Agreement, and each reference in any other document to "the Note Agreement", "thereunder", "thereof" or words of like import referring to the Note Agreement, shall mean and be a reference to the Note Agreement, as amended hereby.

      (b) Except as specifically amended and waived above, the Note Agreement, and all other related documents, are and shall continue to be in full force and effect and are hereby in all respects ratified and confirmed.

      (c) The execution, delivery and effectiveness of this Amendment shall not operate as a waiver of any right, power or remedy of any holder of a Note under the Note Agreement or the Notes, nor constitute a waiver of any provision of any of the foregoing.

      5B. Costs and Expenses. The Company agrees to pay on demand all costs and expenses incurred by any holder of a Note in connection with the preparation, execution and delivery of this Amendment, including, without limitation, the reasonable fees and out-of-pocket expenses of counsel. The Company further agrees to pay on demand all costs and expenses, if any (including, without limitation, reasonable counsel fees and expenses of counsel), incurred by any holder of a Note in connection with the enforcement (whether through negotiations, legal proceedings or otherwise) of this Amendment, including, without limitation, counsel fees and expenses in connection with the enforcement of rights under this paragraph 5B.

      5C. Execution in Counterparts. This Amendment may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed and delivered shall be deemed to be an original and all of which taken together shall constitute but one and the same instrument.

      5D. Governing Law. This Amendment shall be governed by, and construed in accordance with, the laws of the State of New York.

      5E. Estoppel. To induce the Noteholder to enter into this Amendment, the Company hereby acknowledges and agrees that, as of the date hereof, there exists no right of offset, defense or counterclaim in favor of the Company against any holder of the Notes with respect to the obligations of the Company to any such holder, either with or without giving effect to this Amendment.



                           [Signatures on Next Page]

           IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed by their respective officers thereunto duly authorized, as of the date first above written.


                                               CONE MILLS CORPORATION


                                               By /s/ Gary L. Smith
                                                  Name: Gary L. Smith
                                                  Title: EVP & CFO


                                               THE PRUDENTIAL INSURANCE
                                                 COMPANY OF AMERICA


                                               By /s/ Gwendolyn S. Foster
                                                  Name: Gwendolyn S. Foster
                                                  Title: Vice President


       Signature page to November, 2001 Amendment of 1992 Note Agreement

                     CONSENT AND REAFFIRMATION OF GUARANTORS


           Each of the undersigned (i) acknowledges receipt of the foregoing Amendment of 1992 Note Agreement, dated as of November 9, 2001 (the "Amendment"), (ii) consents to the execution and delivery of the Amendment by the parties thereto, and (iii) reaffirms all of its obligations and covenants under the Guaranty Agreement dated as of January 28, 2000, and agrees that none of such obligations and covenants shall be affected by the execution and delivery of the Amendment. This Consent and Reaffirmation may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed and delivered shall be deemed to be an original and all of which counterparts, taken together, shall constitute but one and the same instrument.


                                               CIPCO S.C., INC.


                                               By /s/ W. Scott Wenhold
                                                  Name: W. Scott Wenhold
                                                  Title: Treasurer


                                               CONE FOREIGN TRADING LLC


                                               By Neil W. Koonce
                                                  Name: Neil W. Koonce
                                                  Title: Vice President

                                                          EXHIBIT A TO AMENDMENT


                                    EXHIBIT F

                            Imprest/Payroll Accounts


      Account Name                         Bank                            Type                 A/C Number         State
      ------------                         ----                            ----                 ----------         -----
Cone Mills Corporation            Arthur State Bank             Imprest Account                      95113064      SC
Cone Mills Corporation            First Citizens Bank           Imprest Account                    4451203280      NC
Cone Mills Corporation            European American Bank        Imprest Account                      29029063      NY
Cone Mills Corporation            Mutual Community Savings      Imprest Account                      20069412      NC
Cone Mills Hourly Payroll         First Union                   ZBA Account for Hourly          2079900014206      NC
                                                                Payroll
Cone Mills Insurance Account      First Union                   ZBA Account for Blue Cross      2072087403180      NC
Cone Mills Salary Payroll         Bank of America               Payroll Account                           TBD      TX


                                                          EXHIBIT B TO AMENDMENT


                                    EXHIBIT G

              Projected EBITDA, PBGC Payments and LIFO Adjustments


1.   Two-Quarter
     Period Ended                              Projected EBITDA
     ------------                              ----------------

     12/30/2001                                $    12,410
     6/30/2002                                      17,062
     12/29/2002                                     24,706


2.   Two-Quarter
     Period Ended                              Projected PBGC Payment
     ------------                              ----------------------

     12/30/2001                                $         -
     6/30/2002                                       1,200
     12/29/2002                                          -


3.   Two-Quarter                               Projected Non-Cash
     Period Ended                              LIFO Adjustment
     ------------                              ------------------

     12/30/2001                                $     1,600
     6/30/2002                                           -
     12/29/2002                                        (31)

                                                          EXHIBIT C TO AMENDMENT


                                    EXHIBIT H

                         Real Properties to be Appraised

                                                          EXHIBIT D TO AMENDMENT


                                [Form of Allonge]


                                     ALLONGE
                                 to SENIOR NOTE

      Attached and affixed to, and made a part of, that certain Senior Note dated July 14, 2000 (the "Note") executed by Cone Mills Corporation, as Payee (the "Company"), in favor of The Prudential Insurance Company of America.

      The Company confirms, renews and restates its obligations pursuant to the terms of the Note; provided that clause (a) of the first paragraph of such Note is substituted in its entirety with the following:

           "(a) at the Applicable Rate per annum from the date hereof subject to the immediately following paragraph, payable monthly on the 7th day of each month, commencing with the first such date, until such the principal hereof shall have become due and payable,"

      Except as expressly provided above, the Note is not modified or amended in any respect and remains in full, force and effect.

      IN WITNESS WHEREOF, intending to be legally bound, the Company has caused this Allonge to be executed and delivered on this ___ day of November, 2001.


                                               CONE MILLS CORPORATION



                                               By:____________________________
                                                  Title:


Acknowledged and agreed:

THE PRUDENTIAL INSURANCE COMPANY
  OF AMERICA


By:____________________________
Title:

                                                          EXHIBIT D TO AMENDMENT


                      EQUITY APPRECIATION RIGHTS AGREEMENT


      THIS AGREEMENT made and entered into as of this 9th day of November, 2001 by and between CONE MILLS CORPORATION, a North Carolina corporation (herein called the "Company"), and THE PRUDENTIAL INSURANCE COMPANY OF AMERICA (together with any successors and assigns, the "Noteholder").

                             PRELIMINARY STATEMENTS

      1. The Company and the Noteholder are parties to that certain Note Agreement dated August 13, 1992 (as it has been and may be amended, modified or supplemented from time to time, the "Note Agreement").

      2. In order to induce the Noteholder to enter into the Amendment of 1992 Note Agreement, dated as of the date hereof (the "Amendment"), the Company has agreed to grant to the Noteholder the equity appreciation rights described herein.

      NOW, THEREFORE, in consideration of the entering into of the Amendment by the Noteholder, the Company does hereby agree as follows:

      6.   ARTICLE                                                             I

DEFINITIONS

      6A. Section 1.01 Definitions. For purposes of this Agreement, the following words and terms shall have the following meanings, respectively, unless the context clearly requires otherwise:

      "Agent" means Bank of America, N.A., as Agent under the Credit Agreement.

      "Agreement" means this Equity Appreciation Rights Agreement, as the same may be modified, amended or supplemented from time to time.

      "Consolidated Group" means the Company and its Subsidiaries.

      "Credit Agreement" means that Credit Agreement dated January 28, 2000 by and among Company, the Agent, and the lenders party thereto, as modified, amended or supplemented from time to time.

      "Credit Agreement Rights Agreement" has the meaning set forth in the preamble hereof.

      "EBITDA" means for the Consolidated Group, for the four most recent fiscal quarters ending prior to the date of determination, the aggregate amount of earnings from continuing operations on a consolidated basis before interest expense, taxes, depreciation, amortization, any other nonrecurring or restructuring charges (other than any nonrecurring or restructuring charges representing expenses or charges incurred in the ordinary course of business) and without giving effect to any extraordinary gain or loss or gains or losses from asset sales outside of the ordinary course of business. EBITDA shall be determined in accordance with generally accepted accounting principles.

      "Exercise Date" means the date of the giving of the Exercise Notice.

      "Exercise Notice" means the notice of the exercise of the Noteholder's right to receive the Rights Fee pursuant to Section 2.01 hereof

      "Exercise Period" means the period beginning on (i) the earlier to occur of (A) January 16, 2003 or (B) occurrence of an Event of Default which is continuing under either the Note Agreement or the Credit Agreement and (ii) ending on January 16, 2005.

      "Fair Market Value" means the value of the Consolidated Group determined by an Independent Financial Expert, using a multiple of EBITDA which shall represent the average multiples used in valuations of comparable entities (that is entities that are engaged in textile manufacturing) for the twelve month period prior to the date of determination of Fair Market Value (or such shorter period for which such information shall be available). In determining such average multiple, the Independent Financial Expert shall be directed to make appropriate adjustments, if necessary, to reflect any variations used in such valuations from the factors taken into account in calculating EBITDA hereunder. Notwithstanding the foregoing, if the capital stock of the Company is registered under the Securities and Exchange Act of 1934, as amended, and traded on a national stock exchange (including NASDAQ National Market System), "Fair Market Value" shall be the product of (i) the average closing bid price of such stock for the forty-five (45) day period preceding the Exercise Date and (ii) the number of shares of capital stock of Company outstanding on the Exercise Date.

      "Independent Financial Expert" means a nationally recognized investment banking firm reasonably acceptable to the Company (i) which does not (and whose directors, officers and affiliates do not) have a direct or indirect financial interest in any of the Consolidated Group, (ii) which has not been, and, at the time it is called upon to give independent financial advice to any of the Consolidated Group, is not (and none of whose directors, officers, employees or affiliates is) a promoter, director or officer of any of the Consolidated Group or any of its affiliates, or an underwriter with respect to any of the Consolidated Group's securities and (iii) which does not provide any advice or opinions to the Company or any of its affiliates except as an independent financial expert. An Independent Financial Expert may be compensated by the Company for opinions or services it provides as an Independent Financial Expert.

      "Note Agreement" has the meaning set forth in the Preliminary Statements.

      "Noteholder" has the meaning set forth in the introductory paragraph hereof.

      "Notes" means the Notes issued by Company pursuant to the Note Agreement.

      "Rights" means the equity appreciation right granted to the Noteholder pursuant to this Agreement.

      "Rights Fee" means the value of the Rights as at the date of determination as provided in Section 2.02 hereof.

      7.   Article                                                            II

RIGHTS

      7A. Section 2.01 Grant. The Company hereby grants, transfers, conveys and assigns to the Noteholder the right to receive, at the Noteholder's option, the Rights Fee. The Noteholder shall exercise its rights hereunder by the giving to the Company, at any time during the Exercise Period, an Exercise Notice in the manner provided in Section 3.01 hereof. Such Exercise Notice shall be dated the Exercise Date and shall set forth the name of an Independent Financial Expert selected by the Noteholder, if the Noteholder shall require that an Independent Financial Expert determine the Fair Market Value.

      7B.  Section 2.02 Rights Fee.

      (a) (a) Except as provided in Sections 2.03 and 2.05, the Rights Fee shall equal the greater of:

           (i)  (i)  the product of 3% times the Fair Market Value; or

           (ii) (ii) $300,000.00.

      (b) (b) In the event the Company has paid indefeasibly in full all amounts that are due or may be due under the Note Agreement or any Related Document not later than January 15, 2003, the Rights Fee shall equal $0.

      7C.  Section 2.03 Computation.

      (a) (a) If the Company's capital stock is traded on a national stock exchange the Fair Market Value shall be determined in the manner set forth in the definition of such term based on the price of such capital stock. If the Company's capital stock is not traded on a national stock exchange, the Noteholder may (in its sole discretion) require that Company promptly, upon receipt of the Exercise Notice, retain at Company's expense the Independent Financial Expert specified in the Exercise Notice to determine the amount of the Rights Fee. The Company shall furnish to the Independent Financial Expert all financial information and such other information regarding the Consolidated Group, the Independent Financial Expert shall request from time to time. The Company further agrees that it will permit the Independent Financial Expert to examine the corporate books and financial records of the Consolidated Group and make copies thereof or extracts therefrom and to discuss the affairs, finances and accounts of any of such corporations with the principal officers of the Company and its independent public accountants, all at such reasonable times and as often as the Independent Financial Expert may reasonably request. The Company acknowledges and agrees that the prompt engagement of the Independent Financial Expert and furnishing of requested information is necessary for the determination of the Rights Fee. The Independent Financial Expert shall deliver to the Noteholder its report, in scope and detail reasonably satisfactory to the Noteholder, not later than sixty (60) days following the Exercise Date.

      (b) (b) In the event the Company fails to engage such Independent Financial Expert within 20 days following the Exercise Date or fails at any time to furnish promptly information requested under clause (a) of this Section 2.03, then the Rights Fee shall equal $1,500,000.00 and shall be immediately due and payable to the Noteholder upon demand.

      7D. Section 2.04 Payment. Within 3 days of the establishment of the Rights Fee and in no event later than the 90th day after the Exercise Date, the Company shall pay the Rights Fee in immediately available funds.

      7E. Section 2.05 Financial Information. The Company hereby covenants and agrees to furnish to the Noteholder the financial information set forth in Paragraph 5A of the Note Agreement by the date required under the Note Agreement whether or not the Note Agreement shall then be in full force and effect or any obligations remain unpaid thereunder. In the event the Company shall fail at any time during the Exercise Period to furnish such information, and such failure continues for thirty (30) days following notice of such failure from the Noteholder, no Exercise Notice shall be required hereunder and the Rights Fee shall equal $1,500,000.00 and shall become immediately due and payable. Such Rights Fee shall be paid immediately to the Noteholder without further demand or notice.

      8.   ARTICLE                                                           III

MISCELLANEOUS

      8A. Section 3.01 Notice. Any notice or communication shall be in writing and delivered by telecopy or in person or mailed by first-class mail or overnight courier addressed as follows:

           If to the Company:      Cone Mills Corporation
                                   3101 North Elm Street
                                   Greensboro, North Carolina 27415-6540
                                   Attention: Gary L. Smith
                                   Telephone: (336) 379-6220
                                   Telecopy: (336) 379-6043
           if to the Noteholder:   The Prudential Insurance Company of America
                                   c/o Prudential Capital Corporation
                                   Three Gateway Center
                                   100 Mulberry Street
                                   Newark, New Jersey 07102-4077
                                   Attention: Managing Director

      The Company or the Noteholder by notice may designate additional or different addresses for subsequent notices or communications.

      8B. Section 3.02 GOVERNING LAW; SEVERABILITY. THE LAW OF THE STATE OF NEW YORK SHALL GOVERN THIS AGREEMENT BUT WITHOUT GIVING EFFECT TO APPLICABLE PRINCIPLES OF CONFLICTS OF LAW TO THE EXTENT THAT THE APPLICATION OF THE LAWS OF ANOTHER JURISDICTION WOULD BE REQUIRED THEREBY. IF ONE OR MORE PROVISIONS OF THIS AGREEMENT ARE HELD TO BE UNENFORCEABLE UNDER APPLICABLE LAW, SUCH PROVISIONS SHALL BE SEVERED FROM THIS AGREEMENT AS IF SUCH PROVISIONS WERE NOT INCLUDED AND THE BALANCE OF THIS AGREEMENT SHALL BE ENFORCEABLE IN ACCORDANCE WITH ITS TERMS.

      8C.  Section 3.03 Jurisdiction; Consent to Service of Process.

      (a) (a) The Company hereby irrevocably and unconditionally submits, for itself and its property, to the jurisdiction of any New York State court or Federal court of the United States of America sitting in New York, New York, and any Appellate court from any thereof, in any action or proceeding arising out of or relating to this Agreement or any related documents, or for recognition or enforcement of any judgment, and each of the parties hereto hereby irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding may be heard and determined in New York or, to the extent permitted by law, in such Federal court. Each of the parties hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law.

      (b) (b) The Company hereby irrevocably and unconditionally waives, to the fullest extent it may legally and effectively do so, any objection that it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Agreement in any New York State or Federal court. Each of the parties hereto hereby irrevocably waives, to the fullest extent permitted by law, the defense or any inconvenient forum to the maintenance of such action or proceeding in any such court.

      (c) (c) Each party to this Agreement irrevocably consents to service of process in the manner provided for notices in Section 3.01. Nothing in this Agreement will affect the right of any party to this Agreement to serve process in any other manner permitted by law.


                            [Signature page follows]

      IN WITNESS WHEREOF, the Company and the Noteholder have caused this Agreement to be executed by their duly authorized officers as of the day and year first above written.


                                               CONE MILLS CORPORATION



                                               By /s/ Gary L. Smith
                                                  Name: Gary L. Smith
                                                  Title: EVP & CFO



                                               THE PRUDENTIAL INSURANCE COMPANY
                                               OF AMERICA


                                               By_______________________________
                                                 Name:
                                                 Title:

                          ACKNOWLEDGMENT AND AGREEMENT


      Each of the undersigned hereby acknowledges and agrees to the terms and conditions of Equity Appreciation Rights Agreement (the "Agreement") dated as of the date hereof and attached hereto and confirms that the Agreement is a guaranteed obligation under the Facility Guaranty Agreement. Each of the undersigned shall execute and deliver such other documents and instruments, in form and substance reasonably satisfactory to Prudential, and shall take such other action as Prudential may reasonably request to effectuate and carry out the provisions of the foregoing Agreement.

      IN WITNESS WHEREOF, the party below has caused this Acknowledgment and Agreement to be duly executed as of the date of the Agreement.


                                               CIPCO S.C, INC.


                                               By /s/W. Scott Wehnold
                                                  Name: W. Scott Wenhold
                                                  Title: Treasurer


                                               CONE FOREIGN TRADING LLC


                                               By /s/Neil W. Koonce
                                                  Name: Neil W. Koonce
                                                  Title: Vice President